Exhibit 99.1

Date:	July 31, 2012
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES CLOSING

OF FIRST STAR BANCORP, INC. ACQUISITION

Stroudsburg, Pennsylvania, July 31, 2012 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM “ESSA”), the parent company of ESSA Bank & Trust, today announced it has closed its acquisition of First Star Bancorp, Inc. (Pinksheets: FSSB), the parent company of First Star Bank. The acquisition adds nine locations in the Lehigh Valley, expanding ESSA’s existing presence in that market. First Star branches will open as ESSA Bank branches on August 1, 2012.

The combined company has total assets of approximately $1.5 billion, 26 banking locations in Monroe County, Northampton and Lehigh Counties, Pennsylvania, with roughly one third of the institution’s deposits in the Lehigh Valley. At June 30, 2012, First Star Bancorp had total assets of approximately $427.6 million, total deposits of approximately $333.0 million and total loans of approximately $217.6 million.

“We are delighted to welcome First Star’s customers and employees to what we anticipate will be an exciting time for community banking in the Lehigh Valley,” said Gary S. Olson, President and CEO of ESSA Bancorp. “This merger significantly expands ESSA’s current presence in this market and offers the opportunity to bring new banking, asset management, insurance and advisory services to businesses and individuals. The merged company creates an institution with increased size and scope, yet remaining focused on the principles of community banking.

“Both banks have operated with a strong commitment to high quality service, meeting customers’ needs for financial solutions, and a strong commitment to the community. We

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

were very pleased with the cooperation and teamwork demonstrated throughout the transaction process. We are confident the integration process will be equally smooth, and that First Star customers will enjoy a seamless transition.”

Under the terms of the merger agreement, First Star shareholders will receive a fixed exchange ratio of 1.0665 shares of ESSA common stock, or $11.39 for each of their First Star shares, subject to their stock/cash election as well as to the requirement that the aggregate consideration be paid 50% in cash and 50% in stock. The total value of the consideration for the acquisition was $24.6 million. First Star shareholders have until August 10, 2012, to complete and return the election form, along with their First Star stock certificates, as indicated in the materials previously mailed to them. ESSA Bancorp’s exchange agent will mail the cash consideration and a confirmation of the number of shares of ESSA Bancorp common stock owned by former shareholders of record of First Star to such shareholders on or about August 15, 2012. Questions about this distribution of merger consideration should be addressed to ESSA Bancorp’s exchange agent, Registrar and Transfer Company, at 800-368-5948.

The merger is expected to be accretive to ESSA Bancorp Inc.’s earnings, exclusive of merger related costs, in the second half of 2012. Management believes that cost savings associated with the transaction will approximate 30% over the next two years.

John E. Burrus, Chairman of ESSA Bancorp, Inc., concluded: “The combination of two highly respected institutions, both with long histories (ESSA’s charter can be traced back to 1916 and First Star to 1893) of serving the region, creates a dynamic franchise with growth opportunities that far exceed the simple combination of the two institutions. We are pleased to have the wealth of experience and expertise of First Star’s employees and executives, and to have access to the leadership of First Star’s President and CEO, Joseph T. Svetik, who has joined ESSA’s bank and holding company Boards of Directors. We believe this represents a new era in ESSA’s long and rich history, and we are excited about the future.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.5 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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